Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2022 FOURTH QUARTER RESULTS

Fourth Quarter Highlights

Highlights for the fourth quarter of 2022 include:
•Increases in net income and diluted earnings per share of 20.6% and 22.4%, respectively, over the fourth quarter of 2021;
•An increase in book value and tangible book value per share of $0.72 and $0.74, respectively;
•Net growth in commercial loans of $58.6 million (or 16.5% annualized);
•Annualized return on average assets and average equity of 1.21% and 17.94%, respectively;
•An increase in net interest income of 18.4% over the fourth quarter of 2021; and
•The payment of a 22 cent per share dividend on common stock on November 14, 2022.

GRAND RAPIDS, Mich., January 26, 2023 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2022 net income of $15.1 million, or $0.71 per diluted share, versus net income of $12.5 million, or $0.58 per diluted share, in the prior-year period. For the year ended December 31, 2022, the Company reported net income of $63.4 million, or $2.97 per diluted share, compared to net income of $62.9 million, or $2.88 per diluted share, in 2021.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Our fourth quarter performance capped a very strong year as our entire organization executed extremely well despite a macroeconomic environment with many challenges and uncertainties. This past year with our successful expansion into new markets and addition of new banking talent, we were able to generate strong commercial loan growth and higher net interest income, which enabled us to offset a significant decline in mortgage banking revenue and deliver a higher level of earnings in 2022 than we did in 2021. These results generated a full year return on average assets and return on average equity of 1.31% and 18.41%, respectively. Importantly, we have generated significant growth in our loan portfolio while maintaining sound underwriting criteria, a low level of past dues and net recoveries credited to our allowance in 2022. We continued to see positive trends during the fourth quarter including double-digit annualized growth in our commercial loan portfolio and further expansion in our net interest margin. Given the health of our loan portfolio and our high level of liquidity and reserves, we believe we are well positioned to continue effectively managing through the challenging economic environment and delivering strong results for our shareholders as we continue to leverage the investments we have made in banking talent and technology over the past several years.”

Significant items impacting comparable 2022 and 2021 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $(0.5) million ($(0.02) per diluted share, after taxes) and $14.3 million ($0.53 per diluted share, after taxes) for the three-month and full-year ended December 31, 2022, respectively, as compared to $0.6 million ($0.02 per diluted share, after taxes) and $3.4 million ($0.12 per diluted share, after taxes) for the three-months and full-year ended December 31, 2021, respectively.
•The provision for credit losses was an expense of $1.4 million ($0.05 per diluted share, after taxes) and $5.3 million ($0.20 per diluted share, after tax) in the fourth quarter and full year ended December 31, 2022, respectively, as compared to an expense of $0.6 million ($0.02 per diluted share, after taxes) and credit of $1.9 million ($(0.07) per diluted share, after tax) in the fourth quarter and full year ended December 31, 2021.
•Net gain on mortgage loans was $1.5 million ($0.06 per diluted share, after taxes) and $6.4 million ($0.24 per diluted share, after tax) in the fourth quarter and full year ended December 31, 2022, respectively, compared to $5.6 million ($0.21 per diluted share, after taxes) and $35.9 million ($1.30 per diluted share, after tax) in the fourth quarter and full year ending December 31, 2021.
Operating Results
The Company’s net interest income totaled $40.6 million during the fourth quarter of 2022, an increase of $6.3 million, or 18.4% from the year-ago period, and up $0.7 million, or 1.8%, from the third quarter of 2022. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.52% during the fourth quarter of 2022, compared to 3.13% in the year-ago period, and 3.49% in the third quarter of 2022. The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets as well as an increase in the net interest margin. Average interest-earning assets were $4.64 billion in the fourth quarter of 2022, compared to $4.43 billion in the year ago quarter and $4.61 billion in the third quarter of 2022.
Non-interest income totaled $11.5 million and $61.9 million, respectively, for the fourth quarter and full year of 2022, compared to $15.8 million and $76.6 million in the respective comparable year ago periods. These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).
Net gains on mortgage loans in the fourth quarters of 2022 and 2021, were approximately $1.5 million and $5.6 million, respectively. For the full year of 2022, net gains on mortgage loans totaled $6.4 million compared to $35.9 million in 2021. The decrease in net gains on mortgage loans was primarily due to a decrease in the volume of mortgage loans sold and lower profit margins on mortgage loan sales.
Mortgage loan servicing, net, generated income of $0.7 million and $1.3 million in the fourth quarters of 2022 and 2021, respectively. For the full year of 2022 and 2021, mortgage loan servicing, net, generated income of $18.8 million and $5.7 million, respectively. The significant variances in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Twelve months ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$2,180	$2,044	$8,577	$7,853
Fair value change due to price	(503)	567	14,272	3,380
Fair value change due to pay-downs	(990)	(1,342)	(4,076)	(5,488)
Total	$687	$1,269	$18,773	$5,745

Non-interest expenses totaled $32.1 million in the fourth quarter of 2022, compared to $34.0 million in the year-ago period. For the full year of 2022, non-interest expenses totaled $128.3 million versus $131.0 million in 2021. The decrease in costs related to unfunded lending commitments is attributed to decreases in both the volume of such commitments and expected loss rates. The decrease in other expense is attributed to lower fraud related losses as well as a contract termination cost incurred during the prior year quarter.
The Company recorded an income tax expense of $3.5 million and $14.4 million in the fourth quarter and full year of 2022, respectively. This compares to an income tax expense of $3.0 million and $14.4 million in the fourth quarter and full year of 2021, respectively. The changes in income tax expense principally reflect changes in pre-tax earnings in 2022 relative to 2021.
Asset Quality
A breakdown of non-performing loans(1) by loan type is as follows:

	12/31/2022	12/31/2021	12/31/2020
Loan Type	(Dollars in thousands)
Commercial	$38	$62	$1,440
Mortgage	4,745	4,914	6,353
Installment	598	569	519
Sub total	5,381	5,545	8,312
Less - government guaranteed loans	1,660	435	439
Total non-performing loans	$3,721	$5,110	$7,873
Ratio of non-performing loans to total portfolio loans	0.11%	0.18%	0.29%
Ratio of non-performing assets to total assets	0.08%	0.11%	0.21%
Ratio of allowance for credit losses to total non-performing loans	1409.16%	924.70%	450.01%
(1)Excludes loans that are classified as “troubled debt restructured” that are still performing.
The provision for credit losses was an expense of $1.4 million and $0.6 million in the fourth quarters of 2022 and 2021, respectively. The provision for credit losses was an expense of $5.3 million and a credit of $1.9 million in the full year of 2022 and 2021, respectively. The quarterly increase in the provision for credit losses in 2022 compared to 2021, was primarily the result of a change in allocation rates due to subjective factors (prior year allocation rates were decreased while current year rates increased during each respective quarter). The Company recorded loan net recoveries of $0.1 million and net charge-offs of $0.2 million in the fourth quarters of 2022 and 2021, respectively. At December 31, 2022, the allowance for credit losses totaled $52.4 million, or 1.51% of total portfolio loans compared to $47.3 million, or 1.63% of total portfolio loans at December 31, 2021.
Balance Sheet, Liquidity and Capital
Total assets were $5.00 billion at December 31, 2022, an increase of $295.0 million from December 31, 2021. Loans, excluding loans held for sale, were $3.47 billion at December 31, 2022, compared to $2.91 billion at December 31, 2021.  Deposits totaled $4.38 billion at December 31, 2022, an increase of $262.0 million from December 31, 2021. This increase is primarily due to growth in savings and interest-bearing checking, reciprocal, time and brokered time deposit account balances that were partially offset by non-interest bearing deposit account balances.
Cash and cash equivalents totaled $74.4 million at December 31, 2022, versus $109.5 million at December 31, 2021. Securities available for sale (“AFS”) totaled $779.3 million at December 31, 2022, versus $1.41 billion at December 31, 2021. The decrease in securities AFS is primarily due to the transfer of $391.6 million of securities AFS to held to maturity on April 1, 2022.
Accrued income and other assets were $128.9 million at December 31, 2022, an increase of $62.8 million from December 31, 2021. The increase is primarily due to the increases in the fair value of certain pay-fixed derivative instruments due to an increase in interest rates and deferred tax assets related to unrealized losses on securities available for sale.
Accrued expenses and other liabilities totaled $108.0 million at December 31, 2022, versus $80.2 million at December 31, 2021. The increase is primarily due to a decrease in the fair value of certain receive-fixed derivative instruments due to an increase in interest rates and an increase in income taxes payable.
Total shareholders’ equity was $347.6 million at December 31, 2022, or 6.95% of total assets compared to $398.5 million or 8.47% at December 31, 2021. Tangible common equity totaled $316.7 million at December 31, 2022, or $15.04 per share compared to $366.8 million or $17.33 per share at December 31, 2021. The decrease in shareholder equity as well as tangible common equity are primarily the result of a decline in accumulated other comprehensive income (loss) related to unrealized losses on securities available for sale due to a rise in interest rates. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2022	12/31/2021	Well Capitalized Minimum

Tier 1 capital to average total assets	8.56%	8.57%	5.00%
Tier 1 common equity to risk-weighted assets	10.97%	11.80%	6.50%
Tier 1 capital to risk-weighted assets	10.97%	11.80%	8.00%
Total capital to risk-weighted assets	12.22%	13.05%	10.00%
Share Repurchase Plan
On December 20, 2022, the Board of Directors of the Company authorized the 2023 share repurchase plan. Under the terms of the 2023 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2023. For the full year of 2022, the Company repurchased 181,586 shares at a weighted average price of $22.08 per share.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, January 26, 2023.
To participate in the live conference call, please dial 1-844-200-6205 (Access Code # 132616). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/209715358.
A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 314361). The replay will be available through February 2, 2023.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.0 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and second-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.
Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward- looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2022	2021
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$70,180	$51,069
Interest bearing deposits	4,191	58,404
Cash and Cash Equivalents	74,371	109,473
Securities available for sale	779,347	1,412,830
Securities held to maturity (fair value of $335,418 at December 31, 2022 and $0 at December 31, 2021)	374,818	—
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	17,653	18,427
Loans held for sale, carried at fair value	26,518	55,470
Loans held for sale, carried at lower of cost or fair value	20,367	34,811
Loans
Commercial	1,466,853	1,203,581
Mortgage	1,368,409	1,139,659
Installment	630,090	561,805
Total Loans	3,465,352	2,905,045
Allowance for credit losses	(52,435)	(47,252)
Net Loans	3,412,917	2,857,793
Other real estate and repossessed assets, net	455	245
Property and equipment, net	35,893	36,404
Bank-owned life insurance	55,204	55,279
Capitalized mortgage loan servicing rights, carried at fair value	42,489	26,232
Other intangibles	2,551	3,336
Goodwill	28,300	28,300
Accrued income and other assets	128,904	66,140
Total Assets	$4,999,787	$4,704,740

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,269,759	$1,321,601
Savings and interest-bearing checking	1,973,308	1,897,487
Reciprocal	602,575	586,626
Time	321,492	308,438
Brokered time	211,935	2,938
Total Deposits	4,379,069	4,117,090
Other borrowings	86,006	30,009
Subordinated debt	39,433	39,357
Subordinated debentures	39,660	39,592
Accrued expenses and other liabilities	108,023	80,208
Total Liabilities	4,652,191	4,306,256

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,063,971 shares at December 31, 2022 and 21,171,036 shares at December 31, 2021	320,991	323,401
Retained earnings	119,368	74,582
Accumulated other comprehensive income (loss)	(92,763)	501
Total Shareholders’ Equity	347,596	398,484
Total Liabilities and Shareholders’ Equity	$4,999,787	$4,704,740

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31,
				2022	2021
	(unaudited)
INTEREST INCOME	(In thousands, except per share amounts)
Interest and fees on loans	$42,093	$37,092	$30,316	$139,057	$116,644
Interest on securities
Taxable	5,845	5,329	4,114	20,676	14,488
Tax-exempt	2,807	2,284	1,577	8,391	6,102
Other investments	233	220	217	884	846
Total Interest Income	50,978	44,925	36,224	169,008	138,080
INTEREST EXPENSE
Deposits	8,543	3,625	977	14,151	4,465
Other borrowings and subordinated debt and debentures	1,833	1,403	962	5,296	3,850
Total Interest Expense	10,376	5,028	1,939	19,447	8,315
Net Interest Income	40,602	39,897	34,285	149,561	129,765
Provision for credit losses	1,390	3,145	630	5,341	(1,928)
Net Interest Income After Provision for Credit Losses	39,212	36,752	33,655	144,220	131,693
NON-INTEREST INCOME
Interchange income	3,402	4,049	3,306	13,955	14,045
Service charges on deposit accounts	3,153	3,082	2,992	12,288	10,170
Net gains (losses) on assets
Mortgage loans	1,486	2,857	5,600	6,431	35,880
Securities available for sale	—	—	(10)	(275)	1,411
Mortgage loan servicing, net	687	4,283	1,269	18,773	5,745
Other	2,740	2,590	2,614	10,737	9,392
Total Non-interest Income	11,468	16,861	15,771	61,909	76,643
NON-INTEREST EXPENSE
Compensation and employee benefits	20,394	20,601	19,905	81,007	79,969
Data processing	2,670	2,653	2,851	10,183	10,823
Occupancy, net	2,225	2,062	2,216	8,907	8,794
Interchange expense	1,042	927	1,083	4,242	4,434
Furniture, fixtures and equipment	933	987	1,060	4,007	4,172
Communications	629	723	739	2,871	3,080
Loan and collection	679	772	819	2,657	3,172
FDIC deposit insurance	572	591	413	2,142	1,396
Legal and professional	588	573	534	2,133	2,068
Advertising	489	345	599	2,074	1,918
Conversion related expense	—	—	191	50	1,827
Costs (recoveries) related to unfunded lending commitments	(77)	382	844	599	1,207
Other	1,947	1,750	2,700	7,469	8,163
Total Non-interest Expense	32,091	32,366	33,954	128,341	131,023
Income Before Income Tax	18,589	21,247	15,472	77,788	77,313
Income tax expense	3,503	3,950	2,964	14,437	14,418
Net Income	$15,086	$17,297	$12,508	$63,351	$62,895
Net income per common share
Basic	$0.72	$0.82	$0.59	$3.00	$2.91
Diluted	$0.71	$0.81	$0.58	$2.97	$2.88

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$40,602	$39,897	$36,061	$33,001	$34,285
Provision for credit losses	1,390	3,145	2,379	(1,573)	630
Non-interest income	11,468	16,861	14,632	18,948	15,771
Non-interest expense	32,091	32,366	32,434	31,450	33,954
Income before income tax	18,589	21,247	15,880	22,072	15,472
Income tax expense	3,503	3,950	2,879	4,105	2,964
Net income	$15,086	$17,297	$13,001	$17,967	$12,508

Basic earnings per share	$0.72	$0.82	$0.62	$0.85	$0.59
Diluted earnings per share	0.71	0.81	0.61	0.84	0.58
Cash dividend per share	0.22	0.22	0.22	0.22	0.21

Average shares outstanding	21,064,556	21,057,673	21,070,266	21,191,860	21,256,367
Average diluted shares outstanding	21,266,876	21,251,933	21,266,476	21,398,128	21,473,963

Performance Ratios
Return on average assets	1.21%	1.40%	1.10%	1.54%	1.07%
Return on average equity	17.94	20.48	15.68	19.38	12.61
Efficiency ratio (1)	60.82	56.26	62.50	59.62	66.68

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.41%	3.92%	3.47%	3.16%	3.30%
Interest expense	0.89	0.43	0.21	0.16	0.17
Net interest income	3.52	3.49	3.26	3.00	3.13

Average Balances
Loans	$3,449,944	$3,360,621	$3,145,095	$2,980,098	$2,957,985
Securities	1,164,809	1,226,203	1,312,934	1,407,225	1,367,038
Total earning assets	4,637,475	4,610,307	4,493,714	4,492,757	4,433,400
Total assets	4,934,859	4,884,841	4,758,960	4,721,205	4,654,491
Deposits	4,350,748	4,326,958	4,221,047	4,158,528	4,069,901
Interest bearing liabilities	3,159,374	3,075,210	3,005,103	2,950,337	2,863,057
Shareholders' equity	333,610	335,120	332,610	376,010	393,477

End of Period
Capital
Tangible common equity ratio	6.37%	6.15%	6.26%	6.85%	7.85%
Average equity to average assets	6.76	6.86	6.99	7.96	8.45
Common shareholders' equity per share of common stock	$16.50	$15.78	$15.73	$16.79	$18.82
Tangible common equity per share of common stock	15.04	14.30	14.25	15.31	17.33
Total shares outstanding	21,063,971	21,063,954	21,049,218	21,168,230	21,171,036

Selected Balances
Loans	$3,465,352	$3,409,858	$3,258,850	$3,004,065	$2,905,045
Securities	1,154,165	1,183,701	1,241,312	1,400,137	1,412,830
Total earning assets	4,688,246	4,633,876	4,552,185	4,514,590	4,484,987
Total assets	4,999,787	4,931,377	4,826,209	4,761,983	4,704,740
Deposits	4,379,069	4,327,028	4,290,574	4,205,498	4,117,090
Interest bearing liabilities	3,274,409	3,116,027	3,037,278	2,996,112	2,904,447
Shareholders' equity	347,596	332,308	331,134	355,449	398,484
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$40,602	$34,285	$149,561	$129,765
Add: taxable equivalent adjustment	453	492	1,878	1,866
Net interest income - taxable equivalent	$41,055	$34,777	$151,439	$131,631
Net interest margin (GAAP) (1)	3.48%	3.08%	3.28%	3.06%
Net interest margin (FTE) (1)	3.52%	3.13%	3.32%	3.10%
(1)Annualized.

Tangible Common Equity Ratio

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(Dollars in thousands)
Common shareholders' equity	$347,596	$332,308	$331,134	$355,449	$398,484
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,551	2,697	2,871	3,104	3,336
Tangible common equity	$316,745	$301,311	$299,963	$324,045	$366,848

Total assets	$4,999,787	$4,931,377	$4,826,209	$4,761,983	$4,704,740
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,551	2,697	2,871	3,104	3,336
Tangible assets	$4,968,936	$4,900,380	$4,795,038	$4,730,579	$4,673,104

Common equity ratio	6.95%	6.74%	6.86%	7.46%	8.47%
Tangible common equity ratio	6.37%	6.15%	6.26%	6.85%	7.85%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$347,596	$332,308	$331,134	$355,449	$398,484
Tangible common equity	$316,745	$301,311	$299,963	$324,045	$366,848
Shares of common stock outstanding (in thousands)	21,064	21,064	21,049	21,168	21,171

Common shareholders' equity per share of common stock	$16.50	$15.78	$15.73	$16.79	$18.82
Tangible common equity per share of common stock	$15.04	$14.30	$14.25	$15.31	$17.33
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.